Exhibit 99.1

Press Release

Safehold Announces New $500 Million Unsecured Revolving Credit Facility

NEW YORK, January 9, 2023

Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, announced today that it has closed a new $500 million unsecured revolving credit facility. The new facility has a current borrowing rate of adjusted SOFR plus 100 basis points, with a maturity of July 31, 2025. Safehold has also amended its existing $1.35 billion revolving credit facility primarily to transition from LIBOR to SOFR. Both facilities are subject to a pricing grid based on Safehold’s credit ratings.

“We appreciate the support of both existing and new banking relationships in their commitment to our growth,” said Brett Asnas, Chief Financial Officer. “As our business and capital sources expand, our focus is to prudently manage the balance sheet.”

JPMorgan Chase Bank, N.A. is the administrative agent for this revolving credit facility with BofA Securities, Inc., Mizuho Bank, LTD., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and Truist Securities, Inc. acting as the joint bookrunners and joint lead arrangers on the transaction. Goldman Sachs Bank USA and Raymond James Bank, N.A. will also act as lenders under this revolving credit facility.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

Company Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com